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EXHIBIT 99.10

THE MILLS CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

        The following unaudited pro forma consolidated statement of income is a supplement to Amendment 1 to the Form 8-K/A filed on June 28, 2002 and has been updated to reflect the results of operations through June 30, 2002. The unaudited pro forma statement of income is based on the historical financial statements of The Mills Corporation (the "Company") adjusted to give effect to the acquisition of ownership interests in Arundel Mills, Arizona Mills, Concord Mills, Grapevine Mills and Ontario Mills (the "Acquired Properties") on May 31, 2002 (collectively, the "Acquisition"). In addition, pro forma adjustments have been recorded to reflect the sale of 7,500,000 shares of common stock, par value $0.01 per share on May 6, 2002, for which a portion of the proceeds were used to purchase the Acquired Properties as if these shares were issued January 1, 2002.

        The following unaudited pro forma consolidated statement of income should be read in conjunction with the Company's Form 8-K/A filed on June 28, 2002, the Consolidated Financial Statements and the notes thereto which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 2002. In the Company's opinion, all significant adjustments necessary to reflect the effects of the sale of common stock, the use of the net proceeds therefrom and the Acquisition have been made.

        The pro forma consolidated statement of income for the six months ended June 30, 2002 has been prepared to present the results of operations of the Company as if the interests in the Acquired Properties had been purchased and the common stock had been sold on January 1, 2002.

        The unaudited pro forma consolidated statement of income includes the residual sharing percentage purchased and total residual sharing percentage after purchase of the Acquired Properties as follows:

Property	Residual Sharing Percentage to be Acquired	Total Mills Residual Sharing Percentage After Purchase
Arundel Mills	28.1%	65.6%
Arizona Mills	13.2%	50.0%
Concord Mills	28.1%	65.6%
Grapevine Mills	28.1%	65.6%
Ontario Mills	18.8%	68.8%

        The Company's actual consolidated financial statements reflected the effect of the acquisition on and after the applicable closing date rather than the dates indicated above. The Company has historically accounted for these assets using the equity method of accounting and will continue to do so after the Acquisition as the Company will continue to be a co-general and co-managing partner. The Company does not consider itself to be in control of its joint venture partnerships when major business decisions require the approval of at least one other general partner. The unaudited pro forma consolidated statement of income neither purports to represent what the consolidated results of operations actually would have been had the Acquisition and related transactions occurred on the assumed date, nor does it purport to project the consolidated operations for any future period.

THE MILLS CORPORATION
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2002
(Unaudited and in Thousands Except Per Share Amounts)

	Six Months Ended June 30, 2002
REVENUES:	Historical (a)	Pro Forma Adjustments		Pro Forma Consolidated
Minimum rent	$54,034	$—		$54,034
Percentage rent	216	—		216
Recoveries from tenants	25,107	—		25,107
Other property revenue	6,281	—		6,281
Management fee income from unconsolidated joint ventures	5,370	415	(b)	5,785
Other fee income from unconsolidated joint ventures	3,507	—		3,507

Total operating revenues	94,515	415		94,930

EXPENSES:
Recoverable from tenants	21,600	—		21,600
Other operating	2,744	—		2,744
General and administrative	6,537	—		6,537
Depreciation and amortization	20,579	1,038	(c)	21,617

Total operating expenses	51,460	1,038		52,498

	43,055	(623)		42,432
OTHER INCOME AND EXPENSES:
Equity in earnings of unconsolidated joint ventures	9,347	2,434	(d)	11,781
Interest income	3,490	—		3,490
Interest expense, net	(25,300)	1,452	(e)	(23,848)
Other income (expense)	1,924	—		1,924

INCOME BEFORE MINORITY INTERESTS	32,516	3,263		35,779
Minority interests	(11,115)	62	(f)	(11,053)

NET INCOME	$21,401	$3,325		$24,726

EARNINGS PER COMMON SHARE—BASIC:
Net income (loss) per share	$0.67	$(0.01	)(g)	$0.66

EARNINGS PER COMMON SHARE—DILUTED:
Net income (loss) per share	$0.66	$(0.01	)(g)	$0.65

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	31,877	5,221		37,098

Diluted	32,742	5,221		37,963

THE MILLS CORPORATION
NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2002
(Unaudited and in Thousands Except Per Share Amounts)

(a)
Reflects the Company's unaudited historical consolidated statement of income for the six months ended June 30, 2002.

(b)
Reflects the pro forma adjustment to record the Company's share of management fee income as a result of the Acquisition.

(c)
Reflects the pro forma adjustment to record amortization of the Acquired Properties' purchase price.

(d)
Reflects the pro forma adjustment to record the Company's increased residual sharing percentage in the Acquired Properties which continue to be accounted for under the equity method of accounting after the Acquisition.

(e)
Represents a reduction in interest expense associated with the Company's use of the proceeds from the issuance of 7,500 shares of common stock to reduce outstanding indebtedness under the revolving loan.

(f)
Represents the pro forma adjustment to minority interest in earnings as a result of diluting the minority interest because of the Company's issuance of 7,500 shares of common stock.

(g)
The following table sets forth the computation of basic and diluted earnings per share for the six months ended June 30, 2002.

Numerator for basic earnings per share	$24,646

Numerator for diluted earnings per share	$24,822

Denominator:
Denominator for basic earnings per share — weighted average shares	37,487
Unvested Restricted Stock Awards — weighted average shares	(389)

Denominator for basic earnings per share adjusted — weighted average shares	37,098
Employee stock options and restricted stock awards	865

Denominator for diluted earnings per share — adjusted weighted average shares	37,963

Basic earnings per share	$0.66

Diluted earnings per share	$0.65

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  EXHIBIT 99.10
THE MILLS CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
THE MILLS CORPORATION PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2002 (Unaudited and in Thousands Except Per Share Amounts)
THE MILLS CORPORATION NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2002 (Unaudited and in Thousands Except Per Share Amounts)